Exhibit 10.16
ROCKVILLE FINANCIAL, INC.
ROCKVILLE BANK

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of the 14th day of November, 2013, by and between Rockville Financial, Inc. (the “Company”) and its subsidiary Rockville Bank (the “Bank” and, collectively Rockville”), and Richard B. Collins (the “Advisor”).

WITNESSETH

WHEREAS, United Bank and United Financial Bancorp have entered into an agreement on this date to merge with the Bank and Company (the “Merger”), respectively; and

WHEREAS the Advisor will resign from all positions as an officer and director of United Bank and United Financial Bancorp as of the closing date of the Merger, and shall receive certain change of control benefits as a result.

WHEREAS, Rockville desires to retain the Advisor in an advisory capacity to advise the President and CEO of the combined institutions following the Merger, and to otherwise perform the services described below; and

WHEREAS, the Advisor is willing to provide such services to Rockville on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Advisor hereby agree as follows:

1.          Definitions.

(a) Advisory Period means the period commencing on the date of the consummation of the Merger (the “Effective Date”) and ending on the twelve (12) month anniversary of such date, or as may be extended by mutual agreement of the parties in a written amendment hereto. If the Effective Date does not take place, this Agreement shall be null and void.

(b) “Material Breach” means one of the following events in which the Advisor: (A) willfully fails and continues to fail to substantially perform his material duties under this Agreement (other than any failure resulting from the Advisor’s incapacity due to physical or mental injury or illness or Disability or any failure after the issuance of a notice of termination by Advisor) which failure is demonstrably and materially damaging to the financial condition or reputation of Rockville or its affiliates, and which failure continues for more than 48 hours after a written demand for substantial performance is delivered to the Advisor from the Board of Directors of Rockville (the “Board”); (B) commits an act involving moral turpitude in the course of his services for Rockville, its subsidiaries, affiliates or predecessors; (C) engages in willful misconduct with respect to Bank business that is demonstrably and materially damaging to the financial condition or reputation of Rockville or its affiliates; (D) breaches his fiduciary duty to Rockville for personal profit; (E) willfully violates, in any material respect, any banking law, rule or regulation (or enforcement action, if any, to which Rockville becomes subject) with respect to his performance of services for Rockville; or (F) materially violates one or more material terms of this Agreement in a manner that is demonstrably and materially damaging to the financial condition or reputation of Rockville or its affiliates, and which material violation the Advisor fails to cure during a 20-day period following the date on which the Advisor receives written notice from the Board of the material breach specifying the particulars of the breach in detail; provided that the 20-day period shall be extended for a reasonable period of time if Advisor takes, and continues to take with commercially reasonable diligence, remedial steps the effect of which would be to cure the material breach within such reasonable period of time. The termination of this Agreement shall not be deemed to be for “Material Breach” within the meaning of this Section unless and until there shall have been delivered to the Advisor a copy of a notice from the Board specifying the particulars of the “Material Breach” in detail.

(c) “Disability” shall mean the inability to perform, despite reasonable accommodation, substantially all of his services under this Agreement due to any physical or mental injury or disease. Disability shall be deemed to have occurred if the Advisor has not performed his duties hereunder for a continuous period of six months due to any physical or mental injury or disease that prevents the Advisor from performing substantially all of his services. The existence of such physical or mental injury or disease shall be determined by a physician selected by Rockville, and the physician shall certify the existence or absence of such injury or disease to Rockville and the Advisor. For purposes of this Section, the Advisor shall be deemed to have not performed his duties hereunder for six months if he has not, within any continuous six-month period, attended to substantially all of his duties as directed by the CEO during that period.

(d) Notice of Termination means a written notice, which shall indicate the specific termination provision relied upon in this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Advisor’s engagement under the provision so indicated, given to the non-terminating party, in the case of Advisor, at least thirty (30) days prior to the date of termination of services and, in the case of Bank, at least thirty (30) days prior to the date of termination of services if terminated pursuant to Section 2(b) below (termination for Material Breach), otherwise no advance notice from Bank is required.

2.           Term and Termination of Agreement.

The term of this Agreement shall be the Advisory Period, unless this Agreement is otherwise terminated pursuant to this Section. Any termination by Rockville or the Advisor of this Agreement shall be communicated by Notice of Termination to the other.

(a) Termination for Death or Disability Prior to the End of the Advisory Period. If, during the Advisory Period, this Agreement is terminated on account of the Advisor’s death or Disability, the Advisor shall receive any unpaid Fees (as defined in Section 4(b) below) calculated through the date of death or the date this Agreement is terminated due to Disability and the reimbursement of any unreimbursed reimbursable expenses under this Agreement incurred by Advisor calculated through the date of death or termination due to Disability, in each case within thirty days of the date of death or termination.

(b) Termination for Material Breach Prior to the End of the Advisory Period. If, during the Advisory Period, Rockville terminates this Agreement for Cause, the Advisor shall receive from Rockville any unpaid Fees and the payment of any unreimbursed reimbursable expenses under this Agreement incurred by Advisor calculated through the date of the termination within thirty days of the date of the termination.

(c) Termination by Rockville Without Material Breach Prior to the End of the Advisory Period. If, during the Advisory Period, this Agreement is terminated by Rockville other than due to a Material Breach, then the Advisor shall receive from Rockville any unpaid Fees payable and calculated through the end of the Advisory Period, when such Fees otherwise would have been paid to Advisor had such termination not occurred, and the payment of any unreimbursed reimbursable expenses under this Agreement incurred by Advisor calculated through the date of the termination within thirty days of the date of the termination.

(d) Termination by Advisor.  If, during the Advisory Period, this Agreement is terminated by Advisor other than due to a material violation by Rockville of this Agreement, the Advisor shall receive from Rockville any unpaid Fees and the payment of any unreimbursed reimbursable expenses under this Agreement incurred by Advisor calculated through the date of the termination within thirty days of the date of the termination.  If, during the Advisory Period, this Agreement is terminated by the Advisor due to a material violation by Rockville of this Agreement, then the Advisor shall receive from Rockville any unpaid Fees payable and calculated through the end of the Advisory Period, when such Fees otherwise would have been paid to Advisor had such termination not occurred, and the payment of any unreimbursed reimbursable expenses under this Agreement incurred by Advisor calculated through the date of the termination within thirty days of the date of the termination.  For purposes of this Agreement, a material violation by Rockville of this Agreement will be deemed to have occurred upon the occurrence of either of the following circumstances provided the Advisor shall have given written notice of such circumstances within a period not to exceed 30 days of the initial existence of such circumstance(s) and Rockville shall not have remedied such circumstance(s) within 10 days after receipt of such notice:  (i) the failure by Rockville to pay to Advisor any compensation due hereunder when due; or (ii) any failure by Rockville to perform any material obligation under, or breach by Rockville of any material provision of, this Agreement.

3.         Title, Authority, Position and Duties.

(a) The Advisor’s title with each of the Company and the Bank during the Advisory Period will be “Advisor to the CEO”.  In this capacity, the Advisor’s services will be to focus on the integration efforts of the combined institutions and to assist the CEO in understanding the former United Bank markets and services and introducing him and others to its customers. The Advisor’s duties will be directed by the CEO, but will be consistent with the stature of the former Chairman, President and CEO of United Bank and United Financial Bancorp.

(b) The Advisor’s position will be non-executive in nature; he will be an independent contractor, not an employee.

(c) Rockville understands that Advisor may continue to be involved in other business or volunteer activities during the Advisory Period, including working with and/or being a member, trustee, or director of any professional organization, community service organization, non-profit organization or bank industry organization or the like, provided those activities do not conflict with Advisor’s Non-Compete Obligations (as defined in Section 5(b) of this Agreement) or other business or ethical conflicts.

(d) The Advisor will not have a required minimum number of hours of work or a set work schedule during the Advisory Period; provided, however, the number of hours during which bona fide services may be performed on behalf of the Company, the Bank, and/or any of their affiliates or subsidiaries during the Advisory Period shall not exceed, in the aggregate, an average of eight hours per week, and in no event shall Advisor perform services in excess of 20% of the average level of bona fide services he performed (whether as an employee or independent contractor) over the 36-month period immediately preceding the commencement of the Advisory Period (as further provided in Section 10 below).

4.            Compensation.

During the Advisory Period, the Advisor shall be compensated by Rockville as follows:

(a) Rockville shall pay to the Advisor for his services, on a monthly basis, compensation at a rate calculated on the basis of FIVE HUNDRED SEVENTY THOUSAND DOLLARS ($570,000) per annum, payable FORTY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($47,500) per month (the “Retainer”).

(b) Rockville shall reimburse the Advisor for his ordinary and necessary business expenses (other than local transportation-related expenses), incurred in connection with the performance of his services for Rockville under this Agreement, in each case in accordance with Bank policy.

(c) The Advisor shall not be an employee and shall not be entitled, based upon this Agreement or the services to be rendered pursuant hereto, to participate in any of Rockville’s employee plans or benefits programs as offered by Rockville from time to time.

(d) The Advisor will determine the methods, details and means of providing the services required hereunder.  The Advisor shall perform such services at any place or location and at such times as the Advisor shall determine.  Additionally, to the extent required for his duties as a Board or committee member, Rockville will provide office space for the use of the Advisor at the former headquarters of United Financial, Inc. in West Springfield, Massachusetts, and will provide minimal administrative support for such duties through staff selected by the CEO or a person designated by the CEO.

(e) Any Fees, reimbursements or other compensation paid by the Company, the Bank or any of their respective affiliates or subsidiaries are exclusive of any Connecticut or Massachusetts sales and use tax, if any, due thereon. The payor of such compensation shall be solely responsible for the proper and timely reporting and remittance of such taxes, and shall indemnify, defend and hold harmless Advisor from and against any such taxes, interest and penalties assessed or claimed by the State of Connecticut based upon the compensation paid hereunder.

(f) Rockville shall pay the monthly Fees due for any monthly period hereunder on or before the first day of such monthly period, and any reimbursement of expenses shall be paid within twenty days of the submission by Advisor of a written request for same with adequate substantiation.  Any amounts required to be paid hereunder, if not paid when due, shall bear interest at the lower of the rate of one percent per month or the legal maximum until paid in full, and Rockville agrees to pay Advisor’s costs of collection, including reasonable attorneys’ fees, in the event of nonpayment.

5.          Further Obligations of the Advisor.

(a) Confidentiality. Unless he obtains the prior written consent of Rockville, the Advisor shall at all times, both during and following the Advisory Period, keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than Rockville or its subsidiaries or affiliates, any material document or information obtained from Rockville or its subsidiaries, affiliates or predecessors, in the course of his employment with any of them concerning its properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing herein shall prevent the Advisor, with or without Rockville’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or Rockville’s public reporting requirements to the extent that such participation or disclosure is required under applicable law or Advisor has received written advice from his legal counsel that such participation or disclosure may be required under applicable law.

(b) Non-Compete and Non-Solicitation. The Advisor hereby covenants and agrees that, for the Advisory Period and one year thereafter (whether or not this Agreement is terminated within the Advisory Period provided Rockville satisfies its financial obligations under this Agreement) he shall not, without the written consent of Rockville, either directly or indirectly, the following comprising the Advisor’s non-competition and non-solicitation obligations (“Non-Compete Obligations”):

(i)           solicit or accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, trust company, bank holding company, savings and loan holding company, or other similar institution that maintains a branch office in Connecticut or Massachusetts (each a “Competing Bank”);

(ii)           solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of Rockville or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, a Competing Bank;

(iii)           provide any information, advice or recommendation with respect to any such officer or employee to a Competing Bank, which is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of Rockville or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, a Competing Bank; or

(iv)           solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of Rockville to terminate an existing relationship with Rockville.

It is further agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed a violation of the provisions of this Section 5(b).

6.           Equitable Relief.

The Advisor acknowledges and agrees that in the event of conduct by the Advisor inconsistent with any of the provisions of Sections 5(a) and 5(b) hereof, Rockville may suffer irreparable harm for which monetary damages alone will constitute an insufficient remedy. Consequently, in the event of any such conduct, Rockville may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

7.           Successors.

This Agreement and all rights of the Advisor shall inure to the benefit of and be enforceable by the Advisor’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Advisor hereunder shall be paid, in the event of the Advisor’s death, to the Advisor’s estate, heirs and representatives, and, except as provided in this Section, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.           Severability and Enforcement.

The provisions of this Agreement shall be regarded as divisible, and if any such provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability hereof shall not be affected hereby. It is expressly understood and agreed that although the Advisor and Rockville consider the restrictions contained herein to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Advisor, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.           Amendment.

This Agreement may not be amended or modified at any time except by a written instrument executed by Rockville and the Advisor.

10.           Independent Contractor; Effect on Prior Separation from Service.

The parties agree that the Advisor will retire as an employee of Rockville and its affiliates and subsidiaries as of the Effective Date, and will not be acting as an employee during the Advisory Period under this Agreement, and that Rockville shall not be required to withhold from amounts to be paid to the Advisor hereunder any federal, state or local withholding or other taxes, or make any contributions for social security, Medicare or the like. The parties agree that Advisor will separate from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) from United Bank and United Financial Bancorp on the Effective Date, and that the duties as Advisor will not impact the date of such separation from service.  Without limitation, the expectation of the parties is that the level of bona fide services to be performed by Advisor for Rockville during the Advisory Period shall permanently decrease to a level equal to 20% or less of the average level of bona fide services he performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

11.           Dispute Resolution.

(a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b) If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or any alleged breach hereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in Hartford, Connecticut or such other location as may be mutually agreed to by the parties.

(c) The award determined by the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided for in Title 9 of the United States Code. The prevailing party may be awarded pre- and post-award interest, and may be awarded attorney’s fees incurred in connection with the arbitration, in each case in the discretion of the arbitrators. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

12.          Notice.

Any communication required or permitted to be given under this Agreement, including but not limited to any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Advisor:

Richard B. Collins
109 Wild Grove Lane
Long Meadow, MA  01106

with a copy to:

Richard B. Collins
Unit 1103-C
3630 Gardens Parkway
Palm Beach, FL  33410

If to Rockville:

Rockville Financial, Inc.
45 Glastonbury Boulevard
Glastonbury, Connecticut 06033
Attention: William H. W. Crawford, IV, CEO

13.           Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

14.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

15.           Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

16.           Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a Section herein shall refer to a section of this Agreement, unless otherwise stated.

17.           Indemnification.

Rockville shall indemnify, hold harmless and defend Advisor from and against any and all liabilities, actions, administrative proceedings, suits, causes of action, taxes, interest, penalties, fines, damages, fees (including reasonable attorneys’ fees) and costs (collectively, the “Costs”), imposed, claimed, or incurred against or by Advisor, arising directly or indirectly from (i) any act or omission to act taken by Advisor at the direction of Rockville Financial, Inc., Rockville, or any of their respective affiliates or subsidiaries, or in furtherance of this Agreement (except to the extent such Costs are the direct result of Advisor’s willful misconduct or bad faith conduct not reasonably believed by him to be in the best interests of Rockville), and/or (ii) the enforcement of this indemnity.

18.           Entire Agreement: Modifications; Survival.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.  Any payment obligation incurred by a party prior to or as of the termination or expiration of this Agreement, and Sections 2, 4(f), 4(g), and 5 through 18 of this Agreement, shall survive the termination or expiration of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, Rockville has caused this Agreement to be executed by its duly authorized officer and the Advisor has hereunto set his hand, all as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Richard B. Collins
Richard B. Collins, Advisor

ROCKVILLE BANK
ROCKVILLE FINANCIAL, INC.

By:  /s/ William H.W. Crawford, IV
Name: William H. W. Crawford, IV
Title:   Chief Executive Officer